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                                                               Exhibit (a)(1)(Q)

             ASCENTIAL SOFTWARE CORPORATION COMPLETES ACQUISITION OF
                            MERCATOR SOFTWARE, INC.

     CREATES THE LARGEST INDEPENDENT PROVIDER OF ENTERPRISE DATA INTEGRATION
                               SOFTWARE SOLUTIONS

WESTBORO, Mass., September 12, 2003 - Ascential Software Corporation (NASDAQ:
ASCL), the enterprise data integration leader, announced that it has completed the acquisition of Mercator Software, Inc. (formerly NASDAQ: MCTR).

"The acquisition of Mercator further expands Ascential's Enterprise Data Integration Suite and creates the industry's first and most comprehensive data integration product set for transactional, operational and analytical requirements, regardless of data volumes or latency. This uniquely enables our customers to apply data integration solutions pervasively throughout the enterprise," said Peter Gyenes, Chairman and CEO of Ascential Software.

"All operations of Mercator will be immediately integrated within Ascential's operations. With our combined technologies, distribution channels, partnerships, geographic coverage, and skill sets, Ascential Software becomes the largest independent enterprise data integration software company with current annualized revenues of approximately $250 million and more than 3,000 customers."

"Mercator's offerings are widely recognized for their ability to address high-performance, real-time, complex data transformation and routing requirements in transaction oriented environments, and are therefore a natural complement to Ascential's enterprise data integration products," said Pete Fiore, Ascential Software president. "Our enthusiasm for this combination is supported by positive reactions from industry analysts, media, customers, and partners, increasing our market visibility and further building upon Ascential's leadership in enterprise data integration software solutions. Our substantial scale, financial strength and global resources provide the critical mass to increase innovation, customer value and service, while accelerating our opportunities for growth in market share and profitability. We continue to expect this acquisition to be accretive to our earnings within the first year of combined operations, as a result of cost synergies, cross-selling opportunities and new revenue streams resulting from the addition of complementary products, channels, and geographic presence."

ABOUT THE TRANSACTION

Approximately 32.7 million shares of Mercator common stock, or 89.8% of the outstanding shares, were tendered in the tender offer, which expired Thursday September 11th at 5:00 p.m. (Eastern Daylight Time). The tendered shares, including 245,116 shares subject to guaranteed delivery, were accepted for payment and will be purchased for $3.00 per share in accordance with the terms of the offer. Payment for the shares purchased, as well as those shares tendered by guaranteed delivery will, upon delivery of
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those shares and other required documentation, be made promptly by the Bank of
New York, the depositary for the offer.

Following the purchase of the tendered shares, Ascential, through its wholly owned subsidiary, exercised an option granted to it by Mercator for 19.99% of the then-outstanding common stock. As a result of the purchase of the shares and the exercise of the option, Ascential's subsidiary owned more than 90% of the outstanding shares of Mercator and effected a short-form merger with Mercator. NASDAQ has notified Ascential it will cease trading of Mercator shares immediately.

Each outstanding Mercator share not tendered has been converted into the right to receive $3.00 in cash, without interest. Ascential intends to promptly send holders of such shares information regarding payment of the merger consideration or the exercise of their appraisal rights. Mercator stockholders who hold their shares through a broker will be receiving such information from their broker.

ABOUT ASCENTIAL SOFTWARE

Ascential Software Corporation is the leading provider of enterprise data integration solutions to organizations worldwide. Customers use the Ascential Enterprise Integration Suite to integrate and leverage data across all transactional, operational, and analytical applications with confidence in the accuracy, completeness and timeliness of critical information. Ascential Software's powerful data profiling, data quality, data transformation, parallel processing, meta data and connectivity solutions enable customers to reduce total cost of ownership and increase return on IT investment. Headquartered in Westborough, Mass., Ascential Software has offices worldwide and supports more than 3,000 customers in such industries as financial services, telecommunications, healthcare, life sciences, manufacturing, consumer goods, retail, and government. More information on Ascential Software can be found on the Web at www.ascential.com.



FOR MORE INFORMATION, CONTACT:

PRESS:                                      INVESTORS:
Chas Kielt                                  David Roy
Ascential Software Corporation              Ascential Software Corporation
(508) 366-3888 x3256                        (508) 366-3888 x3290
chas.kielt@ascential.com                    david.roy@ascential.com

PRESS:                                      INVESTORS:
Jeff Aubin                                  Stephanie Prince / Julie Prozeller
Beaupre & Co. Public Relations, Inc.        Financial Dynamics
(603) 559-5838                              (212) 850-5600
jaubin@beaupre.com                          sprince@fd-us.com
                                            jprozeller@fd-us.com

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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, the functionality, characteristics, quality and performance capabilities of products and technology; results achievable and benefits attainable through deployment of products; results of the acquisition of Mercator Software; unique application of data integration solutions pervasively throughout an enterprise; integration of Mercator Software and Ascential Software operations; annualized revenues and scale of customer base; capabilities of Mercator products, reactions from industry analysts, media, customers and partners; increased innovation, customer value and service; growth in market share and profitability; market leadership; impact on earnings and causes thereof; and reduction of cost of ownership by customers and return on IT investment. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Ascential Software to expand its market share; growth rates for the enterprise data integration software market; general business conditions in the software industry, the technology sector, and in the domestic and international economies; rapid technological change in the markets served by Ascential Software; dependence on international operations; global and geopolitical instability; and difficulties that Ascential Software may experience integrating technologies, operations and personnel of completed or future acquisitions, including the acquisition of Mercator Software. For a detailed discussion of these and other cautionary statements, please refer to the filings made by Ascential Software with the Securities and Exchange Commission, including, without limitation, the most recent Quarterly Report on Form 10-Q. Ascential Software disclaims any intent or obligation to update any forward-looking statements made herein to reflect any change in Ascential Software's expectations with regard thereto or any change in events, conditions, or circumstances on which such statements are based.

(C) 2003 Ascential Software Corporation. All rights reserved. Ascential is a trademark of Ascential Software Corporation or its affiliates and may be registered in the United States or other jurisdictions. Other marks are the property of the owners of those marks.